ALPINE INCOME TRUST
AMENDMENT TO THE
TRANSFER AGENT SERVICING AGREEMENT

THIS AMENDMENT dated as of this 14th day of August, 2007, to the Transfer Agent Servicing Agreement, dated as of September 22, 2003, as amended November 1, 2004 and February 17, 2006 (the “Transfer Agent Agreement”), is entered by and between Alpine Income Trust, a Delaware business trust (the “Trust”) and U.S. Bancorp Fund Services, LLC, a Wisconsin limited liability company (“USBFS”).

RECITALS

WHEREAS, the parties have entered into a Transfer Agent Agreement; and

WHEREAS, the Trust intends to amend the Transfer Agent Agreement to apply to the fees; and

WHEREAS, Section 7 of the Transfer Agent Agreement allows for its amendment by a written instrument executed by the parties.

NOW, THEREFORE, the Trust and USBFS agree as follows:

Exhibit B, the listing of the fund names and the fees, is hereby superseded and replaced with Exhibit B attached hereto.

Except to the extent amended hereby, the Transfer Agent Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

ALPINE INCOME TRUST	U.S. BANCORP FUND SERVICES, LLC

By: /s/ Sheldon R. Flamm	By: /s/ Joe D. Redwine

Name: Sheldon R. Flamm	Name: Joe D. Redwine

Title: Vice President/ Treasurer	Title: President